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[LOGO]                               NEWS
                        FROM PLAYBOY ENTERPRISES, INC.

                                       Contact:
                                       Martha Lindeman  312-751-8000 x2650


                    PLAYBOY ENTERPRISES CHANGES FISCAL YEAR
                             TO CLOSE DECEMBER 31

CHICAGO, November 14, 1997 -- Playboy Enterprises, Inc. today announced that its board of directors approved a change in the company's fiscal year end from June 30 to December 31. The change, effective January 1, 1998, creates a six-month transitional year, which started July 1, 1997, and will end December 31, 1997.

     Playboy Chairman and Chief Executive Officer Christie A. Hefner said: "The change to a calendar year will help facilitate our planning and budgeting process. It increases our responsiveness to customers, such as advertisers and cable operators, and our partners worldwide who operate on a calendar year. In addition, many of our businesses, including Playboy magazine and the catalog and product marketing operations, are influenced by the holiday season. We believe a calendar year provides a more logical and accurate presentation of the company's operations and finances."
                                    * * * *

     Playboy Enterprises, Inc. is an international media and entertainment company that publishes Playboy magazine in the United States and licenses editions internationally, develops and markets other branded media products, including newsstand specials, calendars, books, CD-ROMs and Internet sites; creates and distributes programming for domestic pay television, worldwide home video and international television; markets the Playboy trademarks on apparel, accessories and products sold around the world; operates a direct marketing business, including the Critics' Choice Video, Collectors' Choice Music and Playboy catalogs; and will open the Playboy Casino & Beach Hotel on the Greek island of Rhodes.